Exhibit 10.29.7
WAIVER AND AMENDMENT NO. 8
TO REVOLVING CREDIT AND SECURITY AGREEMENT
     THIS WAIVER AND AMENDMENT NO. 8 (this “Agreement”) is entered into as of March 31, 2011, by and between DIGITAL RECORDERS, INC. (“DR”), TWINVISION OF NORTH AMERICA, INC. (“TVna”, collectively with DR, each a “Borrower”, and collectively the “Borrowers”), DRI CORPORATION (“DRI”, DRI and the Borrowers, each a “Loan Party, and collectively, the “Loan Parties”), the financial institutions party hereto (collectively, the “Lenders” and individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).
BACKGROUND
     Loan Parties, Lenders and Agent are parties to that certain Revolving Credit and Security Agreement dated June 30, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.
     Loan Parties have requested that Agent and Lenders (x) waive certain Events of Default that have occurred and are continuing and (y) amend certain provisions of the Loan Agreement as hereafter provided, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.
     NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrowers by Agent or Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Definitions. All capitalized terms not otherwise defined or amended herein shall have the meanings given to them in the Loan Agreement.
     2. Waiver. Subject to satisfaction of the conditions precedent set forth in Section 4 below, Agent and Lenders hereby waive the Events of Default that have occurred and are continuing pursuant to Section 10.5 of the Loan Agreement as a result of (x) the Loan Parties failing to comply with the financial covenants set forth in Section 6.5(a), (b) and (c) for the period ending December 31, 2010 and (y) DRI paying a dividend with respect to its Series K Preferred Stock in an aggregate amount equal to $51,000 at a time when such dividend was not permitted by Section 7.7 (the “Existing Defaults”). Notwithstanding the foregoing, the waiver of the Existing Defaults set forth above does not establish a course of conduct between Borrower and the Agent and Lenders and Borrower hereby agrees that the Agent and Lenders are not obligated to waive any future Events of Default under the Loan Agreement.
     3. Amendment. Subject to the satisfaction of Section 4 below, the Loan Agreement is hereby amended as follows:

          (a) Section 1.2 of the Credit Agreement is hereby amended by inserting the following defined terms in their appropriate alphabetical order:
“Eighth Amendment” means that certain Waiver and Amendment No. 8 to Revolving Credit and Security Agreement, dated as of March __, 2011, among the Loan Parties, the Agent and the Lenders.
“Eighth Amendment Effective Date” means the date that the conditions of effectiveness to the Seventh Amendment have been satisfied.
          (b) Section 6.5 of the Loan Agreement is hereby amended in its entirety to provide as follows:
     “6.5 Financial Covenants.
     (a) Fixed Charge Coverage Ratio. Cause to be maintained as of the end of each fiscal quarter, for the twelve month period ending on the last day of such fiscal quarter, a Fixed Charge Coverage Ratio of not less than the ratio set forth below opposite such period:

Fixed Charge
Fiscal Quarter Ending:	Coverage Ratio:

March 31,2011	No Test
June 30, 2011	No Test
September 30, 2011	No Test
December 31, 2011 and each fiscal quarter ending thereafter	1.25 to 1.00
     (b) Leverage Ratio. Maintain as of the end of each fiscal quarter, a ratio of (i) Funded Debt of the Loan Parties on a Consolidated Basis outstanding on the last day of each fiscal quarter set forth below to (ii) EBITDA of the Loan Parties on a Consolidated Basis, for the twelve month period ending on the last day of such fiscal quarter, of not greater than the ratio set forth below opposite such period:

Fiscal Quarter Ending:	Leverage Ratio:
March 31,2011	17.5 to 1.0
June 30, 2011	16.5 to 1.0
September 30, 2011	10.25 to 1.0
December 31, 2011 and each fiscal quarter ending thereafter	4.00 to 1.0
     (c) Minimum Global EBITDA. Maintain as of the end of each fiscal quarter, for the twelve month period ending on the last day of such fiscal quarter, EBITDA of DRI on a Consolidated Basis of not less than the amount set forth below opposite such period:

Fiscal Quarter Ending:	Minimum EBITDA:
March 31, 2011	$2,750,000
June 30, 2011	$3,000,000
September 30, 2011	$5,000,000
December 31, 2011 and each fiscal quarter ending thereafter	$7,000,000
     (d) Availability. Maintain at all times Availability of at least $500,000.
     (e) Minimum Domestic EBITDA. Maintain as of the end of each fiscal quarter, for the twelve month period ending on the last day of such fiscal quarter, EBITDA of Loan Parties on a Consolidated Basis of not less than the amount set forth below opposite such period:

Fiscal Quarter Ending:	Minimum EBITDA:
March 31,2011	$525,000
June 30, 2011	$625,000
September 30, 2011	$900,000
December 31, 2011 and each fiscal quarter ending thereafter	No Test”
          (c) Section 7.7 of the Loan Agreement is hereby amended to read in its entirety as set forth below:
     “7.7 Dividends. Declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of any Loan Party (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock of any Loan Party; provided that Borrowers (a) DRI may pay non-cash dividends consisting of additional shares of DRI’s capital stock and (b) shall be permitted to make dividends or distributions to DRI, to enable DRI to pay (i) professional fees, franchise and other taxes and other Ordinary Course of Business operating expenses incurred by DRI in its capacity as parent corporation of the Borrowers and (ii) up to $625,000 in the aggregate in any fiscal year of dividends or distributions with respect to DRI’s preferred stock, so long (x) as after giving effect to the payment of such dividend or distribution the Borrowers have at least $750,000 of Undrawn Availability and (y) Borrowers demonstrate to Agent that after giving effect to such payment Borrowers will be in pro forma compliance with the Fixed Charge Coverage Covenant for the fiscal quarter most recently ended prior to such payment (and if the Fixed Charge Coverage Covenant was not tested in such fiscal quarter, no such payments shall be permitted); provided, however, that after giving effect to the payment of such dividends or distributions there shall not exist any Default or Event of Default.”

          (d) Section 13.1 is hereby amended to read in its entirety as set forth below:
     “13.1 Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until the earlier of (x) April 30, 2012, or (y) five (5) days prior to the final stated maturity of the Subordinated Notes (the “Term”) unless sooner terminated as herein provided. Loan Parties may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations. In the event the Obligations are prepaid in full prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Loan Parties shall pay to Agent for the benefit of Lenders an early termination fee in an amount equal to $40,000.”
     4. Conditions of Effectiveness. This Agreement shall become effective when Agent shall have received (x) four (4) copies of this Agreement executed by the Required Lenders and each Loan Party, (y) an amendment fee of $50,000, which may be charged to Borrowers’ Account as a Revolving Advance and (z) an executed copy of an amendment to the Subordinated Loan Documentation (“Subordinated Amendment”) in the form attached hereto as Exhibit A.
     5. Consent. Notwithstanding anything to the contrary contained in the Subordination Agreement, the Agent and Lenders consent to the Subordinated Amendment in the form attached hereto as Exhibit A.
     6. Condition Subsequent. No later than March 31, 2011, DRI shall provide Agent with evidence reasonably satisfactory to Agent that a Foreign Subsidiary has transferred at least $51,000 to DRI and DRI has utilized such amount to repay Revolving Advances.
     7. Representations, Warranties and Covenants. Each Loan Party hereby represents, warrants and covenants as follows:
     (a) This Agreement, the Loan Agreement and the Other Documents constitute legal, valid and binding obligations of such Loan Party and are enforceable against such Loan Party in accordance with their respective terms.
     (b) Upon the effectiveness of this Agreement, each Loan Party hereby reaffirms all covenants, representations and warranties made in the Loan Agreement and the Other Documents to the extent the same are not amended hereby and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Agreement.
     (c) The execution, delivery and performance of this Agreement and all other documents in connection therewith has been duly authorized by all necessary corporate action, and does not contravene, violate or cause the breach of any agreement, judgment, order, law or regulation applicable to any Loan Party.
     (d) No Event of Default or Default has occurred and is continuing or would exist after giving effect to this Agreement.

     (e) No Loan Party has any defense, counterclaim or offset with respect to the Loan Agreement or the Obligations.
     8. Effect on the Loan Agreement.
     (a) Upon the effectiveness of this Agreement, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby. Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed. This Agreement shall constitute an “Other Document” for all purposes under the Loan Agreement.
     (b) The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Agent or any Lender, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.
     9. Release. The Loan Parties hereby acknowledge and agree that: (a) neither they nor any of their Affiliates have any claim or cause of action against Agent or any Lender (or any of Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) Agent and each Lender have heretofore properly performed and satisfied in a timely manner all of their respective obligations to the Loan Parties under the Loan Agreement and the Other Documents. Notwithstanding the foregoing, Agent and each Lender wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of Agent’s or such Lender’s rights, interests, security and/or remedies under the Loan Agreement and the Other Documents. Accordingly, for and in consideration of the agreements contained in this Agreement and other good and valuable consideration, the Loan Parties (for themselves and their Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (each a “Releasor” and collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (each a “Released Party” and collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent of fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the date hereof arising out of, connected with or related in any way to this Agreement, the Loan Agreement or any Other Document, or any act, event or transaction related or attendant thereto, or Agent’s or any Lender’s agreements contained therein, or the possession, use, operation or control of any of the assets of agreements contained therein, or the possession, use, operation or control of any of the assets of the Loan Parties, or the making of any advance, or the management of such advance or the Collateral.

     10. Governing Law. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York (other than those conflict of law rules that would defer to the substantive law of another jurisdiction).
     11. Cost and Expenses. Loan Parties hereby agree to pay the Agent, on demand, all costs and reasonable expenses (including reasonable attorneys’ fees and legal expenses) incurred in connection with this Agreement and any instruments or documents contemplated hereunder.
     12. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
     13. Counterparts; Facsimile Signatures. This Agreement may be executed by the parties hereto in one or more counterparts of the entire document or of the signature pages hereto, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement. Any signature received by facsimile or electronic transmission shall be deemed an original signature hereto.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first written above.

PNC BANK, NATIONAL ASSOCIATION, as Lender and as Agent
By:	/s/ John Trieu
	Name:	John Trieu
	Title:	Vice President

DRI CORPORATION
By:	/s/ David L Turney
	Name:	David L Turney
	Title:	Chairman and CEO

DIGITAL RECORDERS, INC.
By:	/s/ David L Turney
	Name:	David L Turney
	Title:	Chairman and CEO

TWINVISION OF NORTH AMERICA, INC.
By:	/s/ David L Turney
	Name:	David L Turney
	Title:	Chairman and CEO

[Signature Page to Amendment No. 8]